MASTER SERVICES AGREEMENT

This Agreement (the “Master Services Agreement” or “Agreement”), dated July 24, 2018 is between Ultimus Managers Trust (the “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company.

Background

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each addendum to this Agreement (each, an “Addendum”) selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[X]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

The Trust and Ultimus hereby acknowledge that, in order to carry out the services set forth in each Addendum, Ultimus must necessarily rely on the provision of data or other information from third parties, including, but not limited to, investment adviser(s), sub-advisers, prime brokers, custodians, legal counsel, and independent accountants. The Trust and Ultimus therefore agree that, in the event of a third party’s refusal or inability to provide such data or other information as is necessary to carry out Ultimus’ services under this Agreement or any Addendum, Ultimus will not be in breach of this Agreement for its failure to provide the service(s) to the extent that Ultimus’ failure to provide such service(s) was a result of the third party’s refusal or inability to provide such data or other information as was necessary for Ultimus to carry out the service(s).

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2.	Allocation of Charges and Expenses

2.1	Ultimus shall furnish at its own expense the executive, supervisory, clerical personnel and office space necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2	Subject to Section 19, the Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of each Trustee of the Trust (each a “Trustee” and collectively, the “Trustees”) who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letters attached to each Addendum (each a “Fee Letter”), which may be amended from time to time with the written consent of all parties hereto. Each Fee Letter is incorporated by reference into this Agreement.

3.2	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4	In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees that it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which the Trust and Ultimus resolve the applicable dispute.

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4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4	The cost of obtaining primary and secondary security market quotes and any securities data from pricing agents approved by the Trust, including but not limited to the cost of fair valuation services;

4.5	The cost of electronic or other methods of storing records and materials;

4.6	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications, in each case to the extent required to provide any special reports or services requested by the Trust;

4.7	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.8	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC1 Reports”); and

4.9	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement other than those described in Section 2.1.

5.	Maintenance of Books and Records; Record Retention

5.1	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

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5.2	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.	Ultimus agrees to provide the Client Records of the Trust or a Fund upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3	Ultimus agrees to keep confidential all Client Records, which shall for all purposes be Confidential Information of the Trust under Section 16.

5.4	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, and with notice to the Trust’s management, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and provided further that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor as if such acts were its own.

7.	Effective Date

7.1	This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

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8.	Term

This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party with respect to a Fund as provided under this Section 8.

8.1	Initial Term. The initial term for a Fund is as defined in the applicable Fee Letter (the “Initial Term”).

8.2	Renewal Terms. A renewal term for a Fund is as defined in the applicable Fee Letter (a “Renewal Term”).

8.3	Termination. A party may terminate this Agreement with respect to a Fund or Funds under the following circumstances.

A.	Termination for Good Cause. Subject to Section 8.3(D), during the Initial Term or a Renewal Term of a Fee Letter, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.	Out-of-Scope Termination. If the Trust or a Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement with respect to the Trust or such Fund upon 60 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement with respect to a Fund at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

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D.	Early Termination. Any termination with respect to a Fund, other than termination under Section 8.3.A-C or 8.3.F, is deemed an “Early Termination” and shall be subject to an “Early Termination Fee” payable by the Fund’s investment adviser, as described in the applicable Fee Letter. Any Early Termination Fee shall not be duplicative with fees paid through the end of the month in which service was terminated.

E.	Transition. Upon termination of this Agreement with respect to a Fund, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust the compensation described in each applicable Fee Letter through the end of the month in which Services are terminated. Ultimus shall also be entitled to collect from the applicable investment adviser for each Fund as to which Ultimus’ services are being terminated, in addition to any applicable Early Termination Fee, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable fee for post-termination de-conversion services as mutually agreed to by Ultimus and the Trust.

F.	Liquidation. Upon termination of this Agreement with respect to the Trust or a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust the compensation described in each applicable Fee Letter through the end of the month in which services are terminated. Ultimus shall also be entitled to collect from the applicable investment adviser for each Fund as to which Ultimus’ services are being terminated (1) the amount of any compensation described in each applicable Fee Letter (other than amounts paid by the Trust) through the end of the then-current term, (2) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (3) a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

G.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

8.4	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

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9.	Additional Funds or Classes of Shares

In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A, but in each case only upon approval of this agreement on behalf of such Fund, by the Board.

10.	Standard of Care; Limits of Liability; Indemnification

10.1	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder; provided, however, that the Trust shall not have any liability for any failure to perform its duties hereunder caused in any way by an employee or other affiliated person of Ultimus.

10.2	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than by an employee or other affiliated person of Ultimus);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(5)	any error, action or omission by the Trust (other than an error, action or omission caused by an employee or other affiliated person of Ultimus) or other past or current service provider.

B.	Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

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C.	A copy of the Trust’s Agreement and Declaration of Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this Agreement is executed on behalf of the Trust and not the Trustees individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of any of the Trust’s investment advisers or any of the Trust’s other service providers until receipt of written notice thereof from the investment adviser or other service provider. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary responsibility for overseeing such compliance.

F.	In no event shall either party be liable to the other for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or the other party was advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this section.

10.3	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees’ own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement; provided, however, that in each case the Trust shall not have any obligation to indemnify Ultimus hereunder for Losses caused in any way by an employee or other affiliated person of Ultimus.

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B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A; provided, however, that the Trust shall not have any obligation to indemnify Ultimus hereunder for Losses arising under Section 10.2.A(2) or (4) or any Losses that were caused in part by Ultimus’s willful misfeasance, bad faith or gross negligence.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply. Losses resulting in part by a breach of Section 12.3(a)-(c) will not be deemed hereunder to be beyond the reasonable control of Ultimus.

12.	Representations and Warranties

12.1	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered, and any of its personnel performing services on its behalf under this Agreement will be registered, with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

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(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, and such violation of Applicable Law is likely to have a material adverse effect on its representations, warranties or obligations under this Agreement, it shall promptly notify the other party of such violation.

12.2	Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)	To the knowledge of the Trust and the Fund, the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), Bylaws and registration statement are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)	Each of the employees of Ultimus that serve or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be cancelled or terminated.

(D)	Any officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

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12.3	Representations of the Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to Ultimus’ services under this Agreement, will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust.

(B)	It shall develop and maintain a plan for recovery from force majeure events consistent with the plan then generally in effect across Ultimus’ client base, which plan shall include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment (the “DRBCP”). During the term of this Agreement, the DRBCP shall not be modified in a manner that would be reasonably likely to impair the responsiveness of Ultimus or the implementation of such DRBCP, or to materially reduce Ultimus’ business continuity or preparation for a disaster recovery event (including as to testing and reporting).

(C)	It shall develop and maintain policies and procedures designed to protect the security of Confidential Information (defined below) received pursuant to this Agreement (“Data Security Policies”). During the term of this Agreement, the Data Securities Policies shall not be modified in a manner that would be reasonably likely to materially reduce the security of Confidential Information provided to Ultimus hereunder.

(D)	It will promptly notify the Trust in writing if it: (i) is served with or otherwise receives a formal notice of investigation from a regulatory body with jurisdiction over Ultimus, or if Ultimus receives a judgment with respect to any regulatory matter before or by any court, public board or body (including, without limitation, federal or state regulators) (an “Oversight Body”) related in any manner to services of the type provided to the Trust hereunder; or (ii) receives a deficiency letter from an Oversight Body citing Ultimus for potential violations of any Applicable Laws (each such notice of investigation, final judgment or deficiency letter, a “Regulatory Notice”). Ultimus will, no later than the next meeting of the Board, provide the Trust with a written summary of material legal matters in such Regulatory Notice and, to the extent applicable, Ultimus’s response(s) thereto. In responding to any requests from an Oversight Body, Ultimus will take reasonable steps to maintain the confidentiality of any Confidential Information of the Trust provided to the Oversight Body (e.g., requesting confidentiality pursuant to appropriate provisions under the Freedom of Information Act and similar acts or laws), and will maintain and provide to the Trust on request copies of any records provided to an Oversight Body pertaining to the Trust, unless such disclosure would constitute a violation of Applicable Laws.

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13.	Insurance

13.1	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Trust

14.1	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Agreement and Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s registration statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

(F)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(G)	an accurate current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

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(H)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

(I)	copies of the current investment advisory agreement and current investment sub-advisory agreement, if applicable, for each Fund;

(J)	copies of the current underwriting agreement for each Fund;

(K)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(L)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the 1940 Act.

14.2	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended; provided, however, that the foregoing shall not eliminate any liability of Ultimus under Section 10.1.

16.	Privacy and Confidentiality

16.1	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

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Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

Notwithstanding the foregoing, the following information shall not be deemed to be Confidential Information: (a) information that was in the public domain at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party; (b) information that was received form a source independent of Disclosing Party and rightfully in the Receiving Party’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party; and (c) information that was developed by the Receiving Party or its employees, as the case may be, independently of and without reference to any Confidential Information communicated to the Receiving Party by the Disclosing Party.

16.2	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Disclosing Party’s Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Disclosing Party’s Confidential Information it obtains in strictest confidence and will use and permit use of Disclosing Party’s Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Disclosing Party’s Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Disclosing Party’s Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

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(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any of Disclosing Party’s Confidential Information.

16.4	Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

17.	Press Release

Within the first 60 days of the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Trust.

18.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Limitation of Trustee and Fund Liability

It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust. The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and no Fund shall be liable for or charged for any debt, obligation or liability of any other Fund. If a matter relates only to a particular Fund, that Fund shall be solely responsible for all liabilities connection with such matter, and Ultimus agrees to look solely to the assets of such Fund for the payment or performance thereof.

20.	Arbitration

To the extent permitted by law, in the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA. The parties further agree that any contract, agreement or understanding between a party and its designees hereunder shall contain a provision binding the designee to the terms of this Arbitration Provision.

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20.1	Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (b) in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

20.2	If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

20.3	The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

20.4	Nothing in this Section 20 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

21.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

21.1	If to the Trust:

Ultimus Managers Trust	With a copy to:
Attn: David R. Carson, President	Thomas W. Steed, III, Esq.
225 Pictoria Drive, Suite 450	Kilpatrick Townsend & Stockton LLP
Cincinnati, Ohio 45246	4208 Six Forks Road, Suite 1400
CC: Chairman of the Board	Raleigh, NC 27609

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21.2	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

E-mail: FundAdmin@ultimusfundsolutions.com

22.	General Provisions

22.1	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

22.3	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

22.4	Assignments

(A)	Except as provided in this Section 22.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)	Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides to the Trust at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

22.5	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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22.6	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.7	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute the same instrument.

22.8	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

The parties duly executed this Agreement as of July 24, 2018.

Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	\s\ David R. Carson	By:	\s\ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director
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SCHEDULE A

 To the

Master Services Agreement

 between

Ultimus Managers Trust

 and

Ultimus Fund Solutions, LLC

Dated July 24, 2018

Fund Portfolio(s) (by fiscal year end)

Adler Value Fund